Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-201200 and 333-69527 on Form S-8, and Registration Statement No. 333-193654 on Form S-3, of our reports dated February 29, 2016, relating to the financial statements and financial statement schedule of Media General, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 29, 2016